Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of KULR Technology Group, Inc. on Form S-3 (File No. 333-257697) and Forms S-8 (File No. 333-227751 and File No. 333-261404) of our report dated April 12, 2024, which includes as an explanatory paragraph as to the ability of KULR Technology Group, Inc. to continue as a going concern, with respect to our audits of the consolidated financial statements of KULR Technology Group, Inc. as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023, which report is included in this Annual Report on Form 10-K of KULR Technology Group, Inc. for the year ended December 31, 2023.

/s/ Marcum LLP

Marcum LLP
Los Angeles, CA
April 12, 2024